                                   EXHIBIT 2.1

                     First Amended Joint Plan of Liquidation
                     for Sight Resource Corporation, et al.

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re:                                    Case No. 04-14987

   Sight Resource Corporation, et. al.    Chapter 11

      Debtors and Debtors in Possession   Judge Jeffrey P. Hopkins

                                   ----------

                DEBTORS' FIRST AMENDED JOINT PLAN OF LIQUIDATION

                                   ----------

                                        Louis F. Solimine (0014221)
                                        THOMPSON HINE LLP
                                        Suite 1400
                                        312 Walnut Street
                                        Cincinnati, Ohio 45202
                                        (513) 352-6700
                                        (513) 241-4771 (fax)
                                        louis.solimine@thompsonhine.com

                                        and

                                        Jennifer L. Maffett, Esq. (0075334)
                                        THOMPSON HINE LLP
                                        2000 Courthouse Plaza N.E.
                                        10 West Second Street
                                        Dayton, Ohio 45402
                                        (937) 443-6804
                                        (937) 443-6635 (fax)

                                        Case Attorneys for Debtor and
                                        Debtor-in-Possession

                                TABLE OF CONTENTS

INTRODUCTORY STATEMENT.....................................................    1

ARTICLE I DEFINITIONS......................................................    1

ARTICLE II NATURE OF PLAN..................................................    7

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS
   3.1    Classification...................................................    8
   3.2    Treatment........................................................    8
   3.3    Reservation of Rights Regarding Claims...........................    9

ARTICLE IV EXECUTORY CONTRACTS
   4.1    Assumption/Rejection.............................................    9
   4.2    Rejection Damages................................................   10

ARTICLE V ACCEPTANCE OR REJECTION OF PLAN
   5.1    Impaired Classes of Claims and Interests Entitled to Vote........   10
   5.2    Acceptance by an Impaired Class..................................   10
   5.3    Presumed Acceptance by Unimpaired Class..........................   10
   5.4    Presumed Rejection by Class Receiving No Distribution under the
             Plan..........................................................   10
   5.5    Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code..   10

ARTICLE VI IMPLEMENTATION OF PLAN
   6.1    Revesting of Assets..............................................   10
   6.2    Plan Administrator...............................................   11
   6.3    Committee-Controlled Property....................................   13
   6.4    Distribution of Liquidation Proceeds.............................   14
   6.5    Exemption from Transfer Taxes....................................   16
   6.6    Effectuating Actions and Documents...............................   16
   6.7    Termination of Registration of SRC Interests.....................   16

ARTICLE VII OBJECTIONS TO CLAIMS AND ADMINISTRATIVE EXPENSES
   7.1    Ojections to Claims..............................................   16
   7.2    Objections to Administrative Expenses............................   17

ARTICLE VIII EXCULPATION RELATING TO CASE..................................   17

ARTICLE IX PRESERVATION OF RIGHTS OF ACTION
   9.1    Litigation Rights................................................   18
   9.2    Reservation and Retention of Litigation Rights...................   18

ARTICLE X RETENTION OF JURISDICTION
   10.1   Matters Retained.................................................   19
   10.2   Abstention.......................................................   20

ARTICLE XI AMENDMENT, ALTERATION, REVOCATION AND MODIFICATION OF PLAN
   11.1   Debtors' Amendment, Alteration, Modification.....................   21
   11.2   Bankruptcy Court's Interpretation................................   21
   11.3   Debtors' Revocation and Withdrawal...............................   21

ARTICLE XII CONDITIONS PRECEDENT TO AND EFFECT OF CONFIRMATION
   12.1   Conditions Precedent to Consummation of Plan.....................   21
   12.2   Effect of Confirmation...........................................   22

ARTICLE XIII MISCELLANEOUS PROVISIONS
   13.1   Payment of Statutory Fees and Filing of Reports..................   23
   13.2   Successors and Assigns and Binding Effect........................   23
   13.3   Notices..........................................................   23
   13.4   Computation of Time..............................................   24
   13.5   Governing Law....................................................   24

Schedule 9.1

                             INTRODUCTORY STATEMENT

     Debtors hereby propose this Plan for the resolution of outstanding Claims and Interests. Reference is made to the Disclosure Statement which shall be distributed for a discussion of the history, business, properties, results of operations, risk factors, a summary and analysis of the Plan, and certain related matters. Debtors are the proponents of the Plan within the meaning of
Section 1129 of the Bankruptcy Code.

     All holders of Claims who are entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

     For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined in the Plan shall have the respective meanings given to them in Article I of the Plan. Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be. Whenever the context requires, defined terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

                                    ARTICLE I
                                   DEFINITIONS

     For purposes of the Plan, (a) unless otherwise specified, all references in the Plan to sections and articles are references to sections and articles in the Plan; (b) the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (c) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (d) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

     1.1 "Administrative Expense" means an expense of a kind specified in
Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating Debtor's business, including wages, salaries, bonuses, or commissions for services rendered on or after the Petition Date and prior to the Effective Date; (b) fees and expenses of Professionals,
(c) all fees and charges assessed against the Estate under Section 1930 of Title 28 of the United States Code (d) taxes that arose post-petition; (e) Allowed Reclamation Claims, and (f) Cure payments for executory contracts and unexpired leases that may be assumed under Section 365 of the Bankruptcy Code.

     1.2 "Administrative Expense Application Deadline" means the last day for filing applications for an Administrative Expense pursuant to Section 503 of the Bankruptcy Code, which date shall be 30 days after the Effective Date.

     1.3 "Administrative Expense Objection Deadline" means the last day for filing objections to an application for an Administrative Expense, which date shall be 90 days after the Effective Date.

     1.4 "Allowed" with respect to an Administrative Expense, other than an Administrative Expense of a Professional, means all or any portion of an Administrative Expense:

          (a) that has been allowed by a Final Order;

          (b) that has been adjudicated in favor of the holder by estimation or liquidation by a Final Order; or

          (c) for which a valid application has been filed with the Bankruptcy Court pursuant to Section 503 of the Bankruptcy Code on or before the Administrative Expense Application Deadline and as to which no objection has been filed prior to the expiration of the Administrative Expense Objection Deadline.

     1.5 "Allowed" with respect to the Administrative Expense of a Professional means all of any portion thereof that has been approved by a Final Order of the Bankruptcy Court or which otherwise becomes payable pursuant to the terms of the Professional Fees Order.

     1.6 "Allowed" with respect to a Claim other than an Administrative Expense means such Claim or any portion thereof:

          (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order;

          (b) as to which no Proof of Claim has been filed with the Bankruptcy Court and which is included in the Schedules at a specified (not "unknown") amount greater than $0.00 and not listed as liquidated, contingent or disputed;

          (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code and to which no objection has been filed prior to the expiration of the Claim Objection Deadline; or

          (d) that is expressly allowed in a liquidated amount in the Plan.

     1.7 "Avoidance Actions" means all claims or causes of action of Debtors arising under or pursuant to Chapter 5 of the Bankruptcy Code (i.e., avoidance or other bankruptcy causes of action including without limitation claims or causes of action arising under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code), other than any claim or cause of action on account of or related to the Blinn Note.

     1.8 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect or hereafter amended.

     1.9 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Ohio, Western Division at Dayton, or such other court as may have jurisdiction over the Case or any aspect thereof.

     1.10 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

     1.11 "Bar Date" means the date designated by the Bankruptcy Court as the last date(s) for filing Proofs of Claim against Debtors.

     1.12 "Blinn" shall mean Stephen M. Blinn.

     1.13 "Blinn Note" shall mean the promissory note in the original principal amount of $594,110.80 executed by Blinn in favor of SRC dated on or about September 2, 1997.

     1.14 "CadleRock" means CadleRock Joint Venture, L.P., Debtors' pre-petition secured lender.

     1.15 "Case" means the Chapter 11 Cases of Debtors filed with the Bankruptcy Court jointly administered under Case No. 04-14987.

     1.16 "CCP" shall mean Committee-Controlled Property.

     1.17 "Claim" means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     1.18 "Claim Objection Deadline" means the last day for filing objections to Claims, which date shall be 90 days after the Effective Date.

     1.19 "Class" means a category of holders of Claims or Interests, as described in Article III of the Plan.

     1.20 "Committee" shall mean the official committee of unsecured creditors appointed by the United States Trustee for the Southern District of Ohio on July 13, 2004 pursuant to Section 1102(a) of the Bankruptcy Code.

     1.21 "Confirmation" means approval of the Plan by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

     1.22 "Confirmation Date" means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

     1.23 "Confirmation Hearing" means the hearing to consider Confirmation of the Plan under Section 1128 of the Bankruptcy Code.

     1.24 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

     1.25 "Creditor" means any Person who holds a Claim against Debtors.

     1.26 "Cure Payment" means, with respect to the assumption of an Executory Contract pursuant to Section 365(b) of the Bankruptcy Code, (a) the distribution of cash or property in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under an Executory Contract, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law or (b) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court.

     1.27 "Debtors" means Sight Resource Corporation, CEA Liquidation Corp. fka Cambridge Eye Associates, Inc., DVW Liquidation Corp. fka Douglas Vision World, Inc., E.B. Brown Opticians, Inc., Eyeglass Emporium, Inc., Vision Plaza Corp., Kent Eyes Inc. fka Kent Optical Company, eyeshop.com, inc., Shawnee Optical, Inc. and Kent Optometric Providers Inc., including their capacity as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

     1.28 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared, approved and distributed in accordance with Section 1125 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules or any summary thereof approved by the Bankruptcy Court for distribution to certain Classes of Claims.

     1.29 "Disputed" means, with respect to any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, a Claim:

          (a) for which no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date and that is listed on the Schedules as unliquidated, contingent, or disputed;

          (b) for which a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date and as to which Debtors have timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order;

          (c) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed; or

          (d) if not otherwise Allowed, as to which the applicable Claim Objection Deadline has not expired.

     1.30 "Effective Date" means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 12.1 of this Plan have been satisfied, and is the date on which the Plan becomes effective.

     1.31 "Estate" means, the estates of Debtors in the Case, created pursuant to Section 541 of the Bankruptcy Code.

     1.32 "Executory Contract" means a contract, including, without limitation, an unexpired lease, that is subject to Section 365 of the Bankruptcy Code.

     1.33 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Case or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or leave to appeal has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, no longer remains pending.

     1.34 "Impaired" means, with respect to any Claim or Interest, that such Claim or Interest is impaired within the meaning of Section 1124 of the Bankruptcy Code.

     1.35 "Interests" shall mean the SRC Interests and the SRC Interests in Affiliates.

     1.36 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

     1.37 "Liquidation Expense" means expense that the Plan Administrator and/or the Committee shall incur to liquidate Debtors' assets, including but not limited to, the fees and expenses of Professionals and the fees required to be paid to the Office of the U.S. Trustee pursuant to Section 1930 of Title 28 of the United States Code.

     1.38 "Liquidation Proceeds" means the cash in the possession of Debtors as of the Effective Date plus the gross proceeds resulting from the liquidation of Debtors' assets after the Effective Date.

     1.39 "Liquidation Proceeds Account" means the interest-bearing bank account into which the Plan Administrator shall deposit all of the Liquidation Proceeds and out of which the Plan Administrator shall make all distributions pursuant to the Plan.

     1.40 "Litigation Rights" means the claims, rights of action, suits, or proceedings whether in law or in equity, whether known or unknown, that Debtors or their Estates may hold against any Person, which are to be retained by the Post-Confirmation Debtors pursuant to Section 10.1 of the Plan, other than the Avoidance Actions, and non-bankruptcy claims, rights of action, suits or proceedings, or otherwise.

     1.41 "Person" means any individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

     1.42 "Petition Date" means June 24, 2004, the date on which Debtors filed their voluntary petition for relief commencing the Case.

     1.43 "Plan" means this plan under Chapter 11 of the Bankruptcy Code, as the same may be amended, modified, or supplemented from time to time.

     1.44 "Plan Administrator" means the designated representative of Post-Confirmation Debtors who will liquidate assets and distribute proceeds and take other actions as set forth in the Plan.

     1.45 "Post-Confirmation Debtors" means Debtors after Confirmation.

     1.46 "Priority Customer Deposit Claim" means a Claim that is entitled to priority up to $2,225 per customer pursuant to Section 507(a)(6) of the Bankruptcy Code.

     1.47 "Priority Employee Claim" means a Claim that is entitled to priority up to $4,925 per employee pursuant to Section 507(a)(3) of the Bankruptcy Code.

     1.48 "Priority Governmental Claim" means a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

     1.49 "Professional" means any professional employed in the Case pursuant to Sections 327 or 1103 of the Bankruptcy Code and any professional seeking compensation or reimbursement of expenses in connection with the Case pursuant to Section 503(b) of the Bankruptcy Code.

     1.50 "Professional Fees Order" means the Order establishing procedures for monthly compensation and reimbursement of Professionals pursuant to Sections 105 and 331 of the Bankruptcy Code entered in the Case on October 19, 2004 (Doc. No.
147).

     1.51 "Proof of Claim" means a proof of claim filed with the Bankruptcy Court in connection with the Case.

     1.52 "Pro-Rata" means, at any time, the proportion that the amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to the aggregate amount of all Claims in such Class or Classes, unless the Plan provides otherwise.

     1.53 "Reclamation Claim" means a Clam that satisfies all of the requirements of Section 546(c) of the Bankruptcy Code.

     1.54 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by Debtors, as amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or orders of the Bankruptcy Court.

     1.55 "SEC" means the United States Securities and Exchange Commission.

     1.56 "Secured Claim" means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claimholder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or, in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as set forth in the Plan.

     1.57 "SRC Interests" means the equity interests in SRC and all legal, equitable, contractual, or other rights with respect to such equity interests.

     1.58 "SRC Interests in Affiliates" means the equity interest of SRC in all of the other Debtors as the parent corporation thereof.

     1.59 "Termination Date" means the first date when all of Debtors' assets have been liquidated and all Liquidation Proceeds have been distributed pursuant to the provisions of Section 6.4 of this Plan.

     1.60 "Unimpaired" means, with respect to any Claim, that such Claim is not Impaired.

     1.61 "Unsecured Claim" means a Claim against Debtors that is not an Administrative Expense, Secured Claim, Priority Governmental Claim, Priority Employee Claim, Priority Customer Deposit Claim or Reclamation Claim.

     1.62 "Voting Deadline" means the deadline established by the Bankruptcy Court by which the holders of Claims in Classes that are entitled to vote on the Plan must submit the ballot indicating such claimholder's vote on the Plan, in accordance with the procedures set forth in the Disclosure Statement.

                                   ARTICLE II
                                 NATURE OF PLAN

     This Plan is a liquidating plan. Post-confirmation, all of Debtors' assets will vest in Debtors, as Post-Confirmation Debtors, that will cease any continuing business operations no later than the Effective Date but, as long as necessary, will continue to operate through a Plan Administrator who will implement the Plan by liquidating Debtors' assets and, after payment of Liquidation Expenses, will distribute the Liquidation Proceeds to holders of Allowed Administrative Expenses, Allowed Claims and Allowed Interests based on priorities consistent with the Code and this Plan.

                                   ARTICLE III
                     CLASSIFICATION AND TREATMENT OF CLAIMS

     3.1 Classification

          (a)  Unclassified.
               Administrative Expenses

          (b)  Classified Unimpaired Claims.
               Class 1 Priority Governmental Claims
               Class 2 Priority Employee Claims
               Class 3 Priority Customer Deposit Claims

          (c)  Classified Impaired Claims.
               Class 4 Allowed Unsecured Claims

          (d)  Classified Interests
               Class 5 SRC Interests
               Class 6 SRC Interests in Affiliates

     3.2  Treatment

          (a) Administrative Expenses.

               (1) Treatment under the Plan. On or as reasonably practicable after the Effective Date or the date when an Allowed Administrative Expense becomes due, holders of Allowed Administrative Expenses shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such expense cash equal to the unpaid portion of such Allowed Administrative Expense or such amount as agreed-upon between Debtors and any holder.

               (2) Deadline for Professionals to Submit Final Fee/Expense Applications. Each Professional shall submit its final fee/expense application within 45 days of the Effective Date seeking court approval of all its fees/expenses as of the Effective Date and authorizing Debtors to pay the unpaid balance thereof, including the holdback amount required pursuant to the Professional Fees Order.

               (3) Deadline for Filing Applications for Administrative Expenses. Any party asserting an Administrative Expense must file an application for an Administrative Expense pursuant to Section 503 of the Bankruptcy Code on or before the Administrative Expense Application Deadline, which date shall be 30 days after the Effective Date.

          (b) Classified Unimpaired Claims.

               (1) Class 1 Allowed Priority Governmental Claims. On or as reasonably practicable after the Effective Date, each holder of an Allowed Priority Governmental

Claim shall receive 100% of its Allowed Priority Governmental Claim in full satisfaction, settlement, release and discharge of and in exchange for such Claim.

               (2) Class 2 Allowed Priority Employee Claims. On or as reasonably practicable after the Effective Date, each holder of an Allowed Priority Employee Claim shall receive 100% of its Allowed Priority Employee Claim in full satisfaction, settlement, release and discharge of and in exchange for such Claim.

               (3) Class 3 Allowed Priority Customer Deposit Claims. On or as reasonably practicable after the Effective Date, each holder of an Allowed Priority Customer Deposit Claim shall receive 100% of its Allowed Priority Customer Deposit Claim in full satisfaction, settlement, release and discharge of and in exchange for such Claim.

          (c) Classified Impaired Claims - Class 4 Allowed Unsecured Claims. After payment of the Allowed Administrative Expenses, the Allowed Priority Governmental Claims, the Allowed Priority Employee Claims and the Allowed Priority Customer Deposit Claims, holders of Allowed Unsecured Claims shall receive distributions of their Pro-Rata share of the remaining net Liquidation Proceeds. In the event such remaining net proceeds are sufficient to pay 100% of the Allowed Unsecured Claims, then, in such event, before any distribution to the holders of the Allowed Interests, the holders of the Allowed Unsecured Claims shall receive interest at the rate of 5% per annum accruing from and after the Effective Date until such Claims are fully paid.

          (d) Classified Interests.

               (1) Class 5 SRC Interests. The SRC Interests shall be cancelled as of the Effective Date and shall only receive any remaining cash after holders of Allowed Unsecured Claims receive 100% of their Allowed Unsecured Claims, plus interest at the rate of 5% per annum from and after the Effective Date until fully paid.

               (2) Class 6 SRC Interests in Affiliates. All SRC Interests in Affiliates of any kind will be preserved solely for purposes of preserving the SRC corporate structure until dissolution of all of the Debtors in accordance with Section 12.2(c) of this Plan.

     3.3 Reservation of Rights regarding Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the rights and defenses both legal and equitable, of Debtors and Post-Confirmation Debtors with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

                                   ARTICLE IV
                               EXECUTORY CONTRACTS

     4.1 Assumption/Rejection. Debtors hereby reject all Executory Contracts not already rejected or assumed. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the rejection of the Executory Contracts.

     4.2 Rejection damages. If a non-debtor party to an Executory Contract sustains any rejection damages as a result of Debtors' rejection of any Executory Contract, the non-debtor party shall have an Allowed Unsecured Claim as to such damages only if it files a Proof of Claim or amends a previously filed Proof of Claim and serves a copy of the filed claim upon Debtors' counsel within 30 days after the earlier of the entry of the order authorizing the rejection of such Executory Contract or the Effective Date.

                                    ARTICLE V
                         ACCEPTANCE OR REJECTION OF PLAN

     5.1 Impaired Classes of Claims and Interests entitled to vote. Holders of Impaired Claims are entitled to vote in their designated Classes to accept or reject the Plan. Accordingly, the votes of holders of Claims in Class 4 shall be solicited with respect to the Plan.

     5.2 Acceptance by an Impaired Class. In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan by the Voting Deadline.

     5.3 Presumed acceptance by Unimpaired Class. Classes 1, 2 and 3 are Unimpaired under the Plan. Under Section 11126(f) of the Bankruptcy Code, the holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the vote of such Unimpaired claimholders shall not be solicited.

     5.4 Presumed rejection by class receiving no distribution under the Plan. The holders of the SRC Interests in Class 5 will not receive any distribution under the Plan. Accordingly, the holders of such SRC Interests are presumed to have rejected the Plan, and the vote of the holders of SRC Interests shall not be solicited.

     5.5 Confirmation pursuant to Section 1129(b) of the Bankruptcy Code. Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, including to amend or modify it, to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

                                   ARTICLE VI
                             IMPLEMENTATION OF PLAN

     6.1 Revesting of assets. Debtors' property shall revest in Debtors as Post-Confirmation Debtors on the Effective Date, free and clear of all Liens, Claims and Interests, except as provided in the Plan or Confirmation Order. Debtors shall cease any continuing business operations no later than the Effective Date of the Plan but, as long as necessary, will continue to exist as Post-Confirmation Debtors through a Plan Administrator, who will implement the plan by liquidating assets and distributing proceeds as hereinafter set forth.

     6.2 Plan Administrator.

          (a) Plan Administrator to act on behalf of Post-Confirmation Debtors. Post-confirmation, a Plan Administrator shall act on behalf of and be the representative of Debtors as the Post-Confirmation Debtors. John Pate, Debtors' President, is willing to serve as Plan Administrator if and so long as he is not personally liable for any acts and admissions in connection therewith or so long as insurance is available to insure against claims that could be asserted against him. If John Pate is unable or unwilling to serve or, if for any reason, another Plan Administrator is required, upon motion of the Post-Confirmation Debtors, the Bankruptcy Court shall appoint a Plan Administrator.

          (b) Powers and duties of Plan Administrator. The Plan Administrator shall have the following powers and duties:

               (1) Liquidate Debtors' remaining assets, including execution of all necessary transfer documents;

               (2) Distribute available cash pursuant to Plan provisions;

               (3) Open and/or maintain the Liquidation Proceeds Account;

               (4) Analyze filed claims and compromise and settle such claims and/or initiate, as deemed appropriate, claim objections; and investigate propriety of and initiate avoidance actions and compromise and settle such actions or execute upon any judgments, as deemed appropriate, all without application and court approval;

               (5) Prepare tax returns and reports and pay taxes as may be necessary;

               (6) Manage wind-down of Debtors;

               (7) Hire professionals or otherwise contract with persons as may be necessary to effectuate the Plan; pay reasonable fees and expenses rendered after the Effective Date, without application or court approval;

               (8) Initiate court actions as deemed necessary to collect receivables or other purposes in connection with asset liquidation;

               (9) Maintain books and records as necessary to perform duties;
and

               (10) Perform such other duties appropriate and necessary to effectuate the Plan.

          (c) Compensation of Plan Administrator. John Pate, as Plan Administrator, shall receive as compensation $70/hour. If John Pate is unable or unwilling to serve as Plan Administrator or if, for any reason, appointment of another Plan Administrator is required, upon motion of the Post-Confirmation Debtors, the Bankruptcy Court shall determine the compensation for the appointed Plan Administrator.

          (d) Liquidation of assets. The Plan Administrator shall liquidate all Debtors' assets, free and clear of liens claims and interests, as follows:

               (1) Sale of inventory, equipment and other personal property of Debtors. The Plan Administrator will sell the Debtors' remaining inventory, equipment and other personal property not specifically itemized in this subsection (d), other than the office equipment necessary for the Plan Administrator to perform his duties under the Plan (the "Miscellaneous Personal Property"), on an orderly liquidation basis, free and clear of liens, claims and interests. As to such remaining sale(s), no court order approving such sale(s) will be required. However, before any such sale is finalized, the Post-Confirmation Debtors will file with the Bankruptcy Court a notice of the sale terms and will serve such notice upon the Committee. If the Committee does not send a written objection to counsel for the Post-Confirmation Debtors that is received by counsel for the Post-Confirmation Debtors within ten (10) days of the date of such notice, each such sale will be deemed approved without court order and the Plan Administrator will not be liable for any actions or inactions in connection with such sales. If the Committee files a timely objection, the Post-Confirmation Debtors will file a motion with the Bankruptcy Court seeking approval of such sale(s). If the Plan Administrator cannot liquidate the Miscellaneous Personal Property within one month after the Effective Date, such assets shall become CCP.

               (2) Liquidation of accounts receivable. The Plan Administrator will attempt to collect Debtors' remaining accounts receivable. If the Plan Administrator does not liquidate all such receivables within two months after the Effective Date, such accounts shall receivable become CCP.

               (3) Liquidation of Blinn Note. The Plan Administrator also will attempt to collect the Blinn Note. If the Plan Administrator cannot liquidate the Blinn Note within four months after the Effective Date, the Blinn Note shall become CCP.

               (4) Cash as of Effective Date. The Plan Administrator shall deposit all cash in Debtors' possession into the Liquidation Proceeds Account on the Effective Date.

          (e) Standard of care. The Plan Administrator, his professionals, and his employees shall not be personally liable to the Estates of Debtors or to the holder of any Claim or Interest or to any other Person except for such of his or their own acts or omissions to act that shall constitute willful misconduct, gross negligence or fraud. Except for the aforesaid, the Plan Administrator shall be entitled to be exonerated and held harmless, and to be indemnified from available cash, against any and all loss, expense, liability and/or attorneys' fees arising out of or in connection with his duties as Plan Administrator or the affairs of the Debtors' Estates, which he may suffer or be threatened with because he is, was, or becomes the Plan Administrator, except as to his willful misconduct, gross negligence or fraud. The Plan Administrator shall not be obligated to give any bond or surety or other security for the performance of any of his duties.

          (f) Termination. The Plan Administrator shall continue to perform his duties until the earlier of the Termination Date or the date on which the Plan Administrator resigns, is removed or ceases to act.

     6.3 Committee-Controlled Property. All Avoidance Actions shall become CCP as of the Effective Date. Additionally, the Miscellaneous Personal Property, the accounts receivable and the Blinn Note may become CCP sometime after the Effective Date pursuant to Section 6.2 of this Plan. The Committee shall have complete and absolute authority to sell, transfer, assign, otherwise dispose of, settle, compromise, sue, collect or to take any other steps necessary to liquidate all CCP.

          (a) Compensation. The Committee, or its designee(s), shall be entitled to reimbursement of the reasonable out-of-pocket expenses paid to third parties, including, but not limited to, filing fees, costs of depositions and witnesses, incurred by it or them in effecting the liquidation of the CCP (the "CCP Reimbursement Expenses"). The Committee, or its designee(s), shall also be entitled, in the aggregate, to compensation for effecting the liquidation of the CCP at the rate of 33.30 % of the net proceeds (gross liquidation proceeds of the CCP minus Reimbursement Expenses attributable to such item of CCP) (the "CCP Compensation"). The CCP Reimbursement Expense and the CCP Compensation shall be payable solely from the proceeds generated by the Committee's liquidation of the CCP.

          (b) Liquidation Proceeds. As to each item of CCP liquidated by the Committee, the Committee shall deliver all funds resulting from such liquidation immediately upon the Committee's receipt thereof to the Plan Administrator to be deposited into the Liquidation Proceeds Account; provided, however, that the Committee may deduct from such gross liquidation proceeds the CCP Reimbursement Expenses and the CCP Compensation attributable to the collection of such liquidation proceeds. Along with the funds, the Committee shall, in each case, submit to the Plan Administrator a detailed statement itemizing the CCP that has been liquidated, the gross liquidation proceeds received therefor, and the amount and basis of the CCP Reimbursement Expense and CCP Compensation retained by the Committee or its designee(s) (each a "CCP Liquidation Statement").

          (c) Disputes. If the Plan Administrator disputes the amount of any CCP Reimbursement Expense or CCP Compensation, the Plan Administrator, within ten
(10) days of the Plan Administrator's actual receipt of the respective CCP Liquidation Statement, shall send to the Committee, through its counsel of record, a written notice of its objection to the CCP Reimbursement Expense or the CCP Compensation and the basis for such objection. If the Plan Administrator and Committee are unable to resolve the dispute, the Plan Administrator may file a motion with the Bankruptcy Court seeking disgorgement of the CCP Reimbursement Expense or CCP Compensation, or the portion thereof, to which it objects; provided, however, that the Plan Administrator shall file such motion no later than thirty (30) days from the Plan Administrator's actual receipt of the respective CCP Liquidation Statement.

          (d) CCP Final Statement. Once the Committee determines, in its sole discretion, that it has liquidated the CCP in full, and has delivered to the Plan Administrator all of the funds the Committee has then collected from the liquidation of the CCP (minus all CCP Reimbursement Expenses and CCP Compensation), the Committee shall submit a statement to that effect to the Plan Administrator (the "CCP Final Statement").

     6.4 Distribution of Liquidation Proceeds.

          (a) Distribution of Liquidation Proceeds by Plan Administrator. As of and after the Effective Date, upon conditions set forth herein, the Plan Administrator shall do the following:

               (1) Immediately upon receipt, deposit all Liquidation Proceeds, including all cash in the possession of Debtors as of the Effective Date, into the Liquidation Proceeds Account.

               (2) Distribute the Liquidation Proceeds out of the Liquidation Proceeds Account to pay the holders of Allowed Administrative Expenses, Allowed Priority Governmental Claims and Allowed Priority Customer Deposit Claims the full amount of their respective Allowed Claims.

               (3) Distribute the Liquidation Proceeds out of the Liquidation Proceeds Account to fully pay the holders of Allowed Priority Employee Claims the full amount of their respective Allowed Claims, plus any additional amounts due and owing to non-salaried, non-executive employees to account for accrued benefits, including, but not limited to, vacation time and sick time, which were not included in the proof of claim amount filed by the holder of the Allowed Employee Priority Claim but which are included in the Schedules, up to the total amount of $4,925.

               (4) From time to time as necessary, reserve amounts deemed necessary to fund Liquidation Expenses as they accrue and to make future distributions on account of Disputed Claims.

               (5) From time to time, in his sole discretion, make interim distributions to holders of Allowed Unsecured Claims; provided, however, the Plan Administrator will not make any distributions on account of a Disputed Claim or any portion thereof unless and until such Claim becomes an Allowed Claim. More specifically, until a Disputed Claim is resolved by a Final Order, the Plan Administrator will not make any distributions to the holder of the Disputed Claim but may make distribution to holders of all Allowed Unsecured Claims; provided, however, that, at all times, sufficient funds remain in the Liquidation Proceeds Account to distribute on account of all Disputed Claims at least the percentage of the amount of each Disputed Claim asserted by the creditor that has been or will be distributed to holders of Allowed Unsecured Claims (excluding amounts reserved for payment of Liquidation Expenses). If it is determined that the holder of a Disputed Claim is entitled to receive a distribution as to the Disputed Claim, the Plan Administrator will distribute to the holder of the Disputed Claim proceeds in an amount sufficient to pay such holder the percent of its now Allowed Unsecured Claim equal to the percent previously paid to all other holders of Allowed Unsecured Claims.

               (6) Upon the receipt of the CCP Final Statement and the resolution of all Disputed Claims pursuant to a Final Order, distribute the remaining cash and Liquidation Proceeds out of the Liquidation Proceeds Account to the holders of Allowed Unsecured Claims on a Pro-Rata basis.

               (7) In the event that holders of all Allowed Unsecured Claims have received 100% of their Allowed Claims plus interest thereon at the rate of 5% per annum from and after the Effective Date until duly paid and there are still funds available for distribution in the Liquidation Proceeds Account, the Plan Administrator shall distribute the remaining Liquidation Proceeds out of the Liquidation Proceeds Account to the holders of the SRC Interests on a Pro-Rata basis.

               (8) The Plan Administrator shall make distributions to any holder of Allowed Claims at such holder's last known address or to the address which such holder furnished to the Plan Administrator. In the event that any mail is returned as "undeliverable," the Plan Administrator shall hold such funds for a period of 90 days. If the holder entitled to such distribution does not contact the Plan Administrator advising such administrator of the correct address, in writing, within such 90 day period, then the funds revert to Liquidation Proceeds, the Plan Administrator shall be entitled to distribute such proceeds in accordance with the terms of the Plan, and the holder of such Allowed Claim shall be barred and forever estopped from asserting any right to such proceeds.

               (9) The Plan Administrator shall comply with all tax withholding and reporting requirements of all taxing authorities and all distributions shall be subject to such requirements. Before receiving any distribution, each Person and person holding an Allowed Claim shall provide the Plan Administrator with information necessary to effect the withholding of such tax. The recipients of distributions shall be solely responsible to pay their tax obligations.

          (b) Form of Payment. At the option of the Plan Administrator, any cash payment to be made under the Plan may be made by check or wire transfer. In the event that the Plan Administrator makes a distribution to the holder of an Allowed Claim by check and the check has not cleared the Liquidation Proceeds Account within 180 days after the date the Plan Administrator mailed or otherwise delivered the check to the holder of an Allowed Claim in accordance with Section 6.4(a) of the Plan, then such funds revert to Liquidation Proceeds, the Plan Administrator will be entitled to distribute such proceeds in accordance with the terms of the Plan, and the holder of such Allowed Claim will be barred and forever estopped from asserting any right to such proceeds.

          (c) Set-off. In making the distributions, the Plan Administrator may setoff against any distribution with respect to a Claim, claims of any nature that Debtors or Post-Confirmation Debtors may have against the holder of such Claim; provided, however, that the failure to do so does not constitute a waiver or release by Debtors or Post-Confirmation Debtors of such claim.

          (d) No distribution in excess of Allowed amount of Claim. No holder of an Allowed Claim shall receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the amount of such Allowed Claim (excluding any payments on account of interest due and payable from and after the Effective Date pursuant to this Plan).

          (e) Allocation of distributions. All distributions received under the Plan by holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

     6.5 Exemption from transfer taxes. Pursuant to Section 1146(e) of the Bankruptcy Code, transfers from Debtors shall not be taxed under any law imposing a stamp tax or similar tax.

     6.6 Effectuating actions and documents. Debtors and the Plan Administrator on behalf of the Post-Confirmation Debtors shall take all actions and execute all documents as may be necessary and appropriate to effectuate the Plan.

     6.7 Termination of Registration of SRC Interests. On the Effective Date or as reasonably as is practicable thereafter, the Post-Confirmation Debtors shall take all necessary actions to terminate the registration of the SRC Interests with the SEC.

                                   ARTICLE VII
                            OBJECTIONS TO CLAIMS AND
                             ADMINISTRATIVE EXPENSES

     7.1 Objections to Claims.

          a. Claim Objection Procedure. After the Effective Date, only the Post-Confirmation Debtors shall have the authority to file objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including Reclamation Claims. All objections to Claims must be filed and served on the holders of such Claims by the Claim Objection Deadline in accordance with Rule 3007 of the Bankruptcy Rules and Rule 3007-1 of the Local Rules for the Bankruptcy Court.

          b. Settlement of Disputed Claims. The Post-Confirmation Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court or any Person; provided, however, that with respect to Class 4 Unsecured Claims in excess of a scheduled and/or claimed amount of $25,000 (a "Substantial Disputed Claim"), the Committee, through its counsel of record, shall be provided notice and an opportunity to object to such settlement or compromise. Specifically, with respect to any proposed settlement or compromise of a Substantial Disputed Claim, the Post-Confirmation Debtors shall promptly send, via e-mail, facsimile or overnight delivery, a notice of the proposed claim settlement to the Committee through its counsel of record (a "Notice of Proposed Settlement"). If the Committee objects to the proposed settlement, the Committee shall send to the Post-Confirmation Debtors, through their counsel of record, a written notice of its objection to the proposed settlement and the basis for such objection so that the Post-Confirmation Debtors' counsel actually receives the notice of objection within ten (10) days of the date of the Notice of Proposed Settlement (a "Notice of Objection to Proposed Settlement"). If the Post-Confirmation Debtors, the Committee and the holder of the Substantial Disputed Claim are unable to resolve the dispute over the proposed settlement or compromise, the Post-Confirmation Debtors may not enter into the settlement or compromise of the Substantial Disputed Claim without approval of the Bankruptcy Court pursuant to Rule 9019 of the Bankruptcy Rules. In the event the Post-Confirmation Debtors do not receive a timely Notice of Objection to Proposed Settlement, the Post-Confirmation Debtors may enter into and finalize the proposed settlement or compromise of the Substantial Disputed Claim as set forth in the Notice of Proposed Settlement.

     7.2 Objections to Administrative Expenses. Except for applications for Professional fees and expenses, after the Effective Date, only the Post-Confirmation Debtors shall have the authority to file objections to applications for Administrative Expenses and to settle, compromise, withdraw, or litigate to judgment objections to applications for Administrative Expenses. All objections to Administrative Expenses, including any objections to applications for Professional Fees, must be filed and served on the respective Person by the Administrative Expense Objection Deadline.

                                  ARTICLE VIII
                          EXCULPATION RELATING TO CASE

     Debtors, Debtors-in-Possession, Post-Confirmation Debtors, and Plan Administrator or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents shall not have or incur any liability to any holder of a Claim or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, excluding Debtors and Post-Confirmation Debtors, for any act or omission in connection with, relating to, or arising out of, the Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     No holder of a Claim, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns, excluding Debtors and Post-Confirmation Debtors, shall have any right of action against Debtors, the debtors-in-possession, Post-Confirmation Debtors, Plan Administrator, or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents for any act or omission in connection with, relating to, or arising out of, the Case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

                                   ARTICLE IX
                        PRESERVATION OF RIGHTS OF ACTION.

     9.1 Litigation Rights. Litigation Rights consist of claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors, their Estates or the Post-Confirmation Debtors may hold against any Person, including, without limitation (a) any claims that the Debtors or Post-Confirmation Debtors may have against any employee (other than any director or officer), including, without limitation, claims based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation; (b) any claims the Debtors may have against any Person to which the Debtors transferred any money or property within 90 days prior to the Petition Date, including, but not limited to, the Persons set forth on Schedule
9.1 hereof; (1) (c) any claims the Debtors may have against any Person that is an insider of Debtors pursuant to Section 101(31) of the Bankruptcy Code to which Debtors transferred any money or property within one (1) year prior to the Petition Date; (d) any claims the Debtors may have against any Person to which the Debtors transferred any money or property within the year prior to the Petition Date with the actual intent to hinder, delay or defraud their creditors or on account of which the Debtors received less than a reasonably equivalent value, including, but not limited to, Leonardi Group, Inc., CadleRock Joint Venture, L.P. and Kent Vision Centers, Inc.; (2) (e) Stephen M. Blinn; and (f) any claims the Debtors may have against any Person that is liable on an account receivable owed to Debtors. Litigation Rights specifically include, without limitation, the Debtors' rights with respect to the Avoidance Actions and the Blinn Note. Litigation Rights also include non-bankruptcy claims, rights of action, suits or proceedings that arise in the ordinary course of the Debtors' businesses.

     9.2 Reservation and Retention of Litigation Rights. Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, on behalf of the Debtors and their Estates, the Debtors preserve for the Post-Confirmation Debtors the rights to any and all Litigation Rights set forth in Section 9.1 above, and all other Litigation Rights that may be identified on or after the Effective Date during litigation and discovery. On the Effective Date, the Post-Confirmation Debtors (or, with respect to the Avoidance Actions, the Committee) shall succeed to all of the rights, privileges and immunities of the Debtors, including, without limitation, the attorney client privilege and the time periods in which any claims may be brought under Sections 108 and 546 of the Bankruptcy Code or otherwise; provided, however, the Committee shall not

----------
(1) Schedule 9.1 is based on the knowledge and records of Debtors as of the Petition Date and is referenced herein for notice purposes only. Other Persons may have received payments from the Debtors within ninety (90) days of the Petition Date that may or may not be avoidable pursuant to Section 547 of the Bankruptcy Code. No Person shall be entitled to use as a defense to liability under Section 547 of the Bankruptcy Code the failure of the Debtors to include such Person on Schedule 9.1 or to otherwise individually identify such Person as a potential defendant in any Avoidance Action.

(2) The Persons identified in 9.1(d) are referenced herein for notice purposes only. Other Persons may have received money of property from the Debtors within one year of the Petition Date that may or may not be avoidable pursuant to Section 548 of the Bankruptcy Code. No Person shall be entitled to use as a defense to liability under Section 548 of the Bankruptcy Code the failure of the Debtors to include such Person in 9.1(d) or to otherwise individually identify such Person as a potential defendant in any Avoidance Action.

succeed to the Debtors' attorney-client privilege. Debtors or Post-Confirmation Debtors or their respective successors(s) reserve the right to pursue such retained Litigation Rights as appropriate, in accordance with the best interests of Debtors or Post-Confirmation Debtors or its successor who hold such rights in accordance with applicable law and consistent with the terms of the Plan. The Post-Confirmation Debtors also reserve the right to settle or otherwise not pursue any pending or potential claims, rights of action, suits or proceedings.

                                    ARTICLE X
                            RETENTION OF JURISDICTION

     10.1 Matters retained. The Bankruptcy Court retains exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

          (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Interests;

          (b) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4) of the Bankruptcy Code; provided, however, that, from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Post-Confirmation Debtor or Plan Administrator shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

          (c) Hear and determine all matters with respect to the assumption or rejection of any Executory Contract or unexpired lease to which Debtor is a party or with respect to which Debtor may be liable, including, if necessary, the nature or amount of any required Cure Payment or the liquidation or allowance of any Claims arising therefrom;

          (d) Effectuate performance of and payments under the provisions of the Plan;

          (e) Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Case Payment or the Litigation Rights;

          (f) Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          (g) Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

          (h) Consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

          (j) Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

          (k) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection therewith;

          (l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;

          (m) Except as otherwise limited, recover all assets of Debtors and property of the Estates, wherever located;

          (n) Hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

          (o) Hear and determine all disputes involving the existence, nature or scope of Debtors' discharge;

          (p) Hear and determine all disputes involving the actions and inactions of the Plan Administrator;

          (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

          (r) Enter a final decree closing the Case.

     10.2 Abstention. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Case, the provisions of this
Article X of the Plan shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                   ARTICLE XI
                      AMENDMENT, ALTERATION, REVOCATION AND
                              MODIFICATION OF PLAN

     11.1 Debtors' amendment, alteration, modification. Debtors may alter, amend or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time on or prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

     11.2 Bankruptcy Court's interpretation. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     11.3 Debtor's revocation and withdrawal. Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file subsequent plans. If Debtor revokes or withdraws this Plan, or if Confirmation or the Effective Date does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or any other Person, (ii) prejudice in any manner the rights of Debtors or any Person in any further proceedings involving Debtors, or (iii) constitute an admission of any sort by Debtors or any other Person.

                                   ARTICLE XII
                           CONDITIONS PRECEDENT TO AND
                             EFFECT OF CONFIRMATION

     12.1 Conditions precedent to consummation of Plan. The conditions precedent that must be satisfied or waived on or prior to the Effective Date are that: (a) the Confirmation Order shall have been entered and shall, among other things provide that Debtors and the Post-Confirmation Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the Plan and (b) the Confirmation Order shall not then be stayed, vacated, or reversed and shall become a Final Order.

     12.2 Effect of Confirmation.

          (a) Generally. Confirmation of the Plan by the Bankruptcy Court makes the Plan binding upon Debtors, any person acquiring property under the Plan, each holder of a Claim or Interest whether or not the holder is entitled to vote, whether the holder did or did not vote, whether the holder voted to accept or reject the Plan, whether or not such holder is Impaired under the Plan, or whether such holder receives or retains any property under the Plan.

          (b) Discharge. Pursuant to Section 1141(d)(3) of the Bankruptcy Code, because the Plan provides for the liquidation of the Debtors and the Debtors will not engage in business after the Effective Date, the Debtors are not entitled to a discharge.

     (c) Post-Confirmation Corporate Structure of Post-Confirmation Debtors and Dissolution of all Post-Confirmation Debtors as of the Termination Date. Each of the Debtors will, as a Post-Confirmation-Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of an Ohio corporation pursuant to its certificate of incorporation and bylaws in effect prior to the Effective Date, solely for the purpose of liquidation of the Debtors' remaining assets and distribution of the Liquidation Proceeds; provided, however, the Post-Confirmation Debtors shall amend their certificates of incorporation and bylaws (a) to be consistent with the plan intent to liquidate remaining assets and, thereafter, to terminate its existence under applicable law; and (b) to satisfy the requirements of Sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code to prohibit the issuance of nonvoting equity securities. John Pate, the president of the Debtors, will be president of the Post-Confirmation Debtors and will serve in such capacity without compensation for the services he will provide as such officer. The Confirmation Order shall have the effect of dissolving each of the Post-Confirmation Debtors as of the Termination Date pursuant to 8 Del. C. Section 275 and 285 and shall constitute a certificate of dissolution pursuant thereto. On the Termination Date or as reasonably as is practicable thereafter, the Post-Confirmation Debtors shall take any other action necessary to effect the dissolution of each of the Post-Confirmation Debtors.

          (d) Continuation of Committee. The Committee shall continue to exist after the Effective Date and shall have the rights and obligations provided by this Plan. After the Effective Date, except for services performed in connection with the liquidation of the CCP pursuant to Section 6.3 of this Plan, Debtors will continue to pay the reasonable fees and expenses of counsel for the Committee, subject to the following payment procedure. On or before the 20th day of each month, the Committee counsel shall submit to the Post-Confirmation Debtors, with a copy to Post-Confirmation Debtors' counsel of record, a detailed statement itemizing the work performed and the expenses incurred by the Committee counsel in connection with its services performed pursuant to the Plan (a "Committee Invoice"). If the Post-Confirmation Debtors dispute any charge or expense in a Committee Invoice, the Post-Confirmation Debtors, within ten (10) days of the their actual receipt of the respective Committee Invoice, shall send to the Committee counsel a written notice of its objection and the basis for such objection. If the Post-Confirmation Debtors and Committee counsel are unable to resolve the dispute, the Committee may file a motion with the Bankruptcy Court seeking


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

approval of its fees and expenses set forth in the Committee Invoice, provided, however, that the Committee counsel shall file such motion no later than thirty
(30) days from the Committee counsel's receipt of the Post-Confirmation Debtors' objection to such Committee Invoice. If the Post-Confirmation Debtors do not dispute a Committee Invoice, the Post-Confirmation Debtors shall pay the invoiced amount to the Committee counsel within thirty (30) days of the Post-Confirmation Debtors' actual receipt of the Committee Invoice.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

     13.1 Payment of statutory fees and filing of reports. On the Effective Date, Debtors shall pay all fees payable pursuant to 28 U.S.C. Section 1930, including fees to the U.S. Trustee, as determined by the Bankruptcy Court at the Confirmation Hearing. Post-confirmation and until such time as the Case is closed, dismissed or converted, Debtors shall pay quarterly fees to the Office of the U.S. Trustee and shall timely file with the Bankruptcy Court and serve upon the U.S. Trustee financial reports regarding all income and disbursements, including all distributions made pursuant to the Plan.

     13.2 Successors and assigns and binding effect. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor or assign of such Person, including, but not limited to, the Post-Confirmation Debtors and all other parties-in-interest in the Case.

     13.3 Notices. Any notice, request or demand required or permitted to be made or provided to or upon Debtors or the Post-Confirmation Debtors under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows (or as subsequently modified):

               Sight Resource Corporation
               8100 Beckett Center Drive
               West Chester, Ohio 45069
               Attn: John Pate, Plan Administrator

               With a copy to:

               THOMPSON HINE LLP
               2000 Courthouse Plaza N.E.
               10 West Second Street
               Dayton, Ohio 45402
               937.443.6804 (telephone)
               937.443.6635 (facsimile)
               Attn: Jennifer L. Maffett, Esq.


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

     13.4 Computation of time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     13.5 Governing law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Ohio shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed and/or delivered in connection with the Plan.

Dated: August 26, 2005                  Sight Resource Corporation and
       Dayton, Ohio                     Its Affiliated Debtor Entities


/s/ Jennifer L. Maffett                 By: /s/ John Pate, President
-------------------------------------       ------------------------------------
Louis F. Solimine (0014221)
THOMPSON HINE LLP
312 Walnut Street, Suite 1400
Cincinnati, Ohio 45202
(513) 352-6700
(513) 241-4771 (facsimile)
louis.solimine@thompsonhine.com

and

Jennifer L. Maffett, Esq.
THOMPSON HINE LLP
2000 Courthouse Plaza N.E.
10 West Second Street
Dayton, Ohio 45402
937.443.6804
937.443.6635 (facsimile)
jennifer.maffett@thompsonhine.com

Attorneys for Debtor and Debtor-in-Possession


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